Exhibit 99.1

For Immediate Release

Media Contact

Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Announces Chief Financial Officer Jeff Jones to Retire at End of Year

BROOMFIELD, Colo.—August 14, 2012—Vail Resorts, Inc. (NYSE: MTN) announced today that Jeffrey W. Jones, chief financial officer and president of the Company’s lodging, retail and real estate businesses, will be retiring effective Dec. 31, 2012. The Company will begin an immediate search for his replacement and Mr. Jones intends to remain engaged, as needed, beyond his retirement date to ensure a smooth and orderly transition.

“On behalf of our board of directors and our entire senior management team, I want to thank Jeff for his incredible contributions to our Company over the past nine years,” said Rob Katz, chairman and chief executive officer. “Jeff has been instrumental in so many aspects of the Company’s success, leading numerous strategic initiatives, acquisitions and financing transactions, overseeing key business units, stewarding our capital allocation efforts and helping to steer our performance through some challenging external environments. While our management team and our board will all miss Jeff’s counsel, I know that he leaves the Company in an incredibly strong financial position, with a terrific track record of performance and poised to pursue a number of new growth initiatives. We all wish Jeff the best in this new chapter in his life.”

“It has been a special privilege to work with everyone at Vail Resorts and serve on its board of directors and I am incredibly proud of all of our accomplishments,” said Mr. Jones. “While I have decided that now is the right moment for me to spend more time with my family, I could not be more confident in the opportunities that are ahead of Vail Resorts and the strength of the entire leadership team of the Company.”

About Vail Resorts

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company’s subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, and Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company’s subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

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